UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under Rule 14a-12

TITAN PHARMACEUTICALS, inc.

(Name of Registrant as Specified in Its Charter)

ACTIVIST INVESTING LLC

DAVID E. LAZAR

AVRAHAM BEN-TZVI

PETER L. CHASEY

ERIC GREENBERG

MATTHEW C. MCMURDO

DAVID NATAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Activist Investing LLC, a Delaware limited liability company (“Activist Investing”), together with the other participants named herein (collectively, “Activist”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the upcoming special meeting of stockholders (the “Annual Meeting”) of Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

On July 11, 2022, Activist issued the following press release:

Activist Investing Nominates Slate of Highly Qualified Director Candidates for Election to the Board of Directors of Titan Pharmaceuticals at Upcoming Special Meeting of Stockholders

NEW YORK, July 11, 2022, David E. Lazar, Chief Executive Officer of Activist Investing LLC (together with its affiliates, “Activist Investing” or “we”), one of the largest stockholders of Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) with 25.2% of the Company’s outstanding shares, today issued the following statement:

“We have submitted a request for the Company to hold a special meeting of the Company’s stockholders (the “Special Meeting”) to expand the size of Titan’s Board of Directors (the “Board”) by six (6) directors and to elect our slate of six (6) highly qualified professionals, Avraham Ben-Tzvi, Peter L. Chasey, Eric Greenberg, David E. Lazar, Matthew C. McMurdo and David Natan (collectively, the “Nominees”), to fill the resulting Board vacancies in order to progress the Company’s previously announced review of strategic alternatives. The Nominees collectively possess decades of experience in strategic turnarounds, deal structuring, corporate governance, investment management, accounting, finance and corporate law, which we believe will be extremely additive to the Company and its ability to unlock significant stockholder value through a strategic transaction.

As disclosed by the Company, the Special Meeting will be held on August 2, 2022 with a corresponding record date of July 22, 2022 to determine the stockholders entitled to vote on our proposals at the Special Meeting. We look forward to communicating further with fellow stockholders in the coming weeks and will be filing proxy materials to solicit votes to materially reconstitute the Board at the Special Meeting with our Nominees.”

Biographies of Activist Investing’s nominees are included below:

We believe that Mr. Ben-Tzvi’s extensive legal experience and knowledge in the field of civil-commercial law, and in corporate and securities law, and his previous public company and commercial business experience will make him a valuable addition to the Board. Avraham Ben-Tzvi, Adv. is the Founder of ABZ Law Office, a boutique Israeli law firm specializing in outsourced general counsel services for publicly traded as well as private companies and corporations, Investments & Securities Laws, Commercial Law & Contracts and various civil law matters, which he established in January 2017. Mr. Ben-Tzvi served as Chief Legal Officer and General Counsel of Purple Biotech Ltd. (formerly Kitov Pharma Ltd.), a clinical-stage company advancing first-in-class therapies to overcome tumor immune evasion and drug resistance, from November 2015 until April 2020. Prior to that, Mr. Ben-Tzvi served as General Counsel and secretary at Medigus Ltd., a minimally invasive endosurgical tools medical device and miniaturized imaging equipment company, from April 2014 until November 2015. Mr. Ben-Tzvi is a member of the Israel Bar Association, and is also licensed as a Notary by the Israeli Ministry of Justice. Prior to that he served as an attorney at one of Israel’s leading international law firms where, amongst other corporate and commercial work, he advised companies and underwriters on various offerings by Israeli companies listing in US and on various SEC related filings. Prior to becoming a lawyer, Mr. Ben-Tzvi worked in a number of business development, corporate finance and banking roles at companies in the financial services, lithium battery manufacturing and software development industries. Mr. Ben-Tzvi holds a B.A., magna cum laude, in Economics from Yeshiva University in New York and an LLB, magna cum laude with Honors, in from Sha’arei Mishpat College of Law in Hod HaSharon, Israel.

We believe that Mr. Chasey’s commercial law expertise, coupled with his experience leading his own law firm, will make him a valuable addition to the Board. Peter L. Chasey, Esq. serves as the Owner of Chasey Law Offices, a law practice specializing in personal litigation, business litigation and commercial law, since founding the practice in 2005. Earlier in his career, Mr. Chasey served as staff counsel for one of the largest insurance companies in the world defending general claims against insured businesses and also served as a land surveyor. Mr. Chasey holds a B.S. in Political Science and Government from the University of San Diego and a J.D. from the University of San Diego School of Law.

We believe that Mr. Greenberg’s more than 40 years’ experience in trading, developing strategies, and portfolio management and public markets experience in the microcap sector will make him a valuable addition to the Board. Eric Greenberg has over 40 years of capital markets experience. As a trader and portfolio manager at hedge funds, his areas of expertise included the development of trading strategies, portfolio management and deal structuring. Mr. Greenberg was Co-Founder of Blink Charging Co., a leader in the EV charging infrastructure industry. In addition, Mr. Greenberg provides investor relation and digital marketing services for companies across a variety of industries, such as life sciences, fintech, internet platforms and others. Mr. Greenberg holds a B.B.A in Finance from Baruch College and an M.B.A. in Finance from Baruch College Zicklin School of Business.

We believe Mr. Lazar’s position as a significant investor in the Company and his diverse knowledge of financial, legal and operations management, public company management, accounting, audit preparation, due diligence reviews and SEC regulations will make him a valuable addition to the Board. David E. Lazar has served as the Chief Executive Officer of Custodian Ventures LLC, a company which specializes in assisting distressed public companies through custodianship, since February 2018, and Activist Investing LLC, an actively managed investment fund, since March 2018. Previously, Mr. Lazar served as Managing Partner at Zenith Partners International Inc., a boutique consulting firm, from July 2012 to April 2018. In his role as Chief Executive Officer of Custodian Ventures LLC, Mr. Lazar has successfully served as a custodian to numerous public companies across a wide range of industries. Mr. Lazar currently serves as an Advisor to PROMAX Investments LLC, a position he has held since July 2022, and as an Ambassador at Large for the Arab African Council for Integration and Development, since March 2022.

We believe that Mr. McMurdo’s extensive experience in corporate and securities law and advising many public companies with federal securities law will make him a valuable addition to the Board. Matthew C. McMurdo, Esq. currently serves as Managing Member of McMurdo Law Group, LLC, a corporate and securities law practice, since 2010. Previously, Mr. McMurdo was a Partner at Nannarone & McMurdo, LLP, a boutique law firm, from 2008 to 2010. In addition, Mr. McMurdo served as General Counsel of Berkley Asset Management LLC, the general partner of a real estate fund focused on opportunistic and distressed real estate assets, from 2011 to 2013. Mr. McMurdo holds a B.S. in Finance from Lehigh University and a J.D., cum laude, from Benjamin N. Cardozo School of Law.

We believe Mr. Natan’s reputation as a seasoned business executive and his extensive experience as a director of technology-enabled public companies will make him a valuable addition to the Board. David Natan currently serves as President and Chief Executive Officer of Natan & Associates, LLC, a consulting firm offering chief financial officer services to public and private companies in a variety of industries, since 2007. In addition, Mr. Natan currently serves as Executive Vice President and Chief Financial Officer for Airborne Motorworks, Inc., a privately-held aerospace transportation company, since April 2020. From February 2010 to May 2020, Mr. Natan served as Chief Executive Officer of ForceField Energy, Inc., a company focused on the solar industry and LED lighting products. From February 2002 to November 2007, Mr. Natan served as Executive Vice President of Reporting and Chief Financial Officer of PharmaNet Development Group, Inc., a drug development services company, and, from June 1995 to February 2002, as Chief Financial Officer and Vice President of Global Technovations, Inc., a manufacturer and marketer of oil analysis instruments and speakers and speaker components. Prior to that, Mr. Natan served in various roles of increasing responsibility with Deloitte & Touche LLP, a global consulting firm. Mr. Natan currently serves as a member of the Board of Directors and Chair of the Audit Committee of Global Diversified Marketing Group, Inc., a manufacturer, marketer and distributor of food and snack products, since February 2021 and serves as a member of the Board of Directors and Chair of the Audit Committee of Sunshine Biopharma, Inc., a pharmaceutical and nutritional supplement company, since February 2022. Previously, Mr. Natan served as Chairman of the Board of Directors of ForceField Energy, Inc., from April 2015 to May 2020, and as a member of the Board of Directors of Global Technovations, Inc., from December 1999 to December 2001. Mr. Natan holds a B.A. in Economics from Boston University.

About Activist Investing

Activist Investing LLC is an investment fund specializing in reverse merger and other event-driven opportunities. Its Chief Executive Officer, David E. Lazar, brings domestic and international experience in operations, accounting, audit preparation, due diligence, capital restructuring, debt financing, and mergers and acquisitions.

Certain Information Concerning the Participants

Activist Investing LLC (“Activist Investing”), together with the other participants named herein (collectively, “Activist”), intends to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees and in connection with the related proposals to be acted upon by stockholders at the upcoming special meeting of stockholders of Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

ACTIVIST STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A WHITE PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO ACTIVIST INVESTING.

The participants in the proxy solicitation are expected to be Activist Investing, David E. Lazar, Avraham Ben-Tzvi, Peter L. Chasey, Eric Greenberg, Matthew C. McMurdo and David Natan (collectively, the “Participants”).

As of the date hereof, Activist Investing directly beneficially owns 359,066 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Lazar directly beneficially owns 3,331,402 shares of Common Stock. Mr. Lazar, as the sole member and Chief Executive Officer of Activist Investing, may be deemed to beneficially own the 359,066 shares of Common Stock directly beneficially owned by Activist Investing. As of the date hereof, none of Messrs. Ben-Tzvi, Chasey, Greenberg, McMurdo or Natan beneficially owns any shares of Common Stock.

Investor Contact Information:
David E. Lazar
David@activistinvestingllc.com

SOURCE Activist Investing LLC

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